January 10, 2001

SYSCO Corporation:

We are aware that SYSCO Corporation has incorporated by reference into this Registration Statement on Form S-4 its Form 10-Q for the quarter ended September 30, 2000, which includes our report dated November 10, 2000, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, this report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Securities Act.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP